                                                                    EXHIBIT 12.1

      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                       HISTORICAL                              HISTORICAL
                                                  -----------------------------------------------------   -------------------
                                                                                                              NINE MONTHS
                                                                                                                 ENDED
                                                              TWELVE MONTHS ENDED DECEMBER 31,               SEPTEMBER 30,
                                                  -----------------------------------------------------   -------------------
                                                    1996       1997       1998        1999       2000       2000       2001
                                                  --------   --------   --------    --------   --------   --------   --------
Income (loss) from continuing operations before
      income taxes and extraordinary items (a)    $ 98,276   $196,885   $ (6,658)   $ 28,460   $ 70,264   $ 70,573   $241,210

Fixed charges:
      Interest expense (b)                          31,997     30,638     42,489      44,904     59,262     45,360     53,602
      Interest factor portion of rentals (c)         7,960      8,695      8,790       9,570     11,900      8,827      5,873
                                                  --------   --------   --------    --------   --------   --------   --------
             Total fixed charges                    39,957     39,333     51,279      54,474     71,162     54,187     59,475

Earnings before income taxes
      and fixed charges                           $138,233   $236,218   $ 44,621    $ 82,934   $141,426   $124,760   $300,685
                                                  ========   ========   ========    ========   ========   ========   ========


Ratio of earnings to fixed charges                    3.46       6.00       0.87(d)     1.52       1.99       2.30       5.06
                                                  ========   ========   ========    ========   ========   ========   ========

(a) Income (loss) from continuing operations before income taxes and extraordinary items has been adjusted to include only distributed income of less-than- fifty-percent-owned persons.

(b) Interest expense consists of interest expense incurred from continuing operations and amortization of debt issuance costs.

(c) Interest factor portion of rentals is estimated to be one third of rental expense.

(d) In 1998, earnings, as-defined, before fixed charges were inadequate to cover fixed charges by $6.7 million for the twelve months ended December 31, 1998.